Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Margo C. Happer

Vice President

Investor Relations and Corporate Communications

802-859-6169

IDX Systems Corporation Announces Agreement in Principle Regarding Settlement of Class Action Lawsuits

BURLINGTON, VT – December 8, 2005 – IDX Systems Corporation (NASDAQ: IDXC) today announced that it has reached an agreement in principle to settle the purported shareholder class actions brought in connection with the Company’s proposed acquisition by General Electric Company (“GE”) pursuant to a merger agreement entered into by the Company, GE and Igloo Acquisition Corporation, dated as of September 28, 2005.  Pursuant to the settlement, which is still subject to Court approval, the Company agreed to make certain additional disclosures and today filed a Current Report on Form 8-K providing certain information beyond that provided in its Proxy Statement, dated November 14, 2005, which was first mailed to shareholders on or about November 16, 2005 (the “Proxy Statement”).  Upon receiving final Court approval, the litigation will be dismissed and all claims against all defendants will be resolved.

The special meeting of shareholders of IDX Systems Corporation will be held as scheduled at the Doubletree Hotel Burlington at 1117 Williston Road, South Burlington, Vermont 05403, on Monday, December 19, 2005 beginning at 10:00 a.m. local time.

About IDX Systems Corporation

Founded in 1969, IDX Systems Corporation provides information technology solutions to maximize value in the delivery of healthcare, improve the quality of patient service, enhance medical outcomes, and reduce the costs of care. IDX systems are deployed to serve approximately 150,000 physicians and are installed at over 3,400 customer sites, including more than 850 group practices and approximately 370 integrated delivery networks servicing more than 500 hospitals.

IDX also provides its enterprise clinical software as a subcontractor to BT, Local Service Provider for the United Kingdom National Health Service's National Programme for Information Technology, an initiative to establish electronic patient records for 50 million patients.

The IDX web strategy includes browser technology, e-commerce and web-based tools – built using Internet architecture – that facilitates access for patients, physicians and care providers to vital health information and data managed by the IDX clinical, administrative, financial, and managed care products.  IDX has approximately 2,400 full-time employees.

IDX is a registered trademark of IDX Investment Corporation.

This press release contains forward-looking statements about IDX Systems Corporation that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are uncertainties or difficulties in consummating the proposed merger with General Electric, a failure by the Court to approve the settlement and factors detailed from time to time in IDX’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. IDX undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.